UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-165605

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-90375

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-41409

UNDER

THE SECURITIES ACT OF 1933

THOR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	93-0768752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 East Beardsley Avenue Elkhart, Indiana	46514-3305
(Address of principal executive office)	(Zip Code)

Thor Industries, Inc. 2006 Equity Incentive Plan

Thor Industries, Inc. 1999 Stock Option Plan

Thor Industries, Inc. Restricted Stock Plan

(Full Titles of the Plans)

W. Todd Woelfer

Senior Vice President, General Counsel and Secretary

Thor Industries, Inc.

601 East Beardsley Avenue

Elkhart, Indiana 46514-3305

(Name and address of agent for service)

(574) 970-7460

(Telephone number, including area code, of agent for service)

COPIES OF ALL CORRESPONDENCE TO:

Stephen J. Hackman, Esq.

Ice Miller LLP

One American Square, Suite 2900

Indianapolis, Indiana 46282-0200

(317) 236-2289

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following registration statements of Thor Industries, Inc., a Delaware corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-165605 registering 1,100,000 shares of common stock, par value $.10 per share (“Common Stock”), reserved for issuance under the Thor Industries, Inc. 2006 Equity Incentive Plan, which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 22, 2010.

•

Registration Statement No. 333-90375 registering 500,000 shares of Common Stock reserved for issuance under the Thor Industries, Inc. 1999 Stock Option Plan, which was filed with the Commission on November 5, 1999.

•

Registration Statement No. 333-41409 registering 100,000 shares of Common Stock reserved for issuance under the Thor Industries, Inc. Restricted Stock Plan, which was filed with the Commission on December 3, 1997.

The Registrant is no longer issuing securities under any of the plans listed above. In accordance with the undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby files this Post-Effective Amendment to remove from registration all shares registered under the Registration Statements that remained unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkhart, State of Indiana, on July 29, 2019. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

THOR INDUSTRIES, INC.

By:	/s/ W. Todd Woelfer
Name:	W. Todd Woelfer
Title:	Senior Vice President, General Counsel and Secretary